Exhibit 4.23

Shipbuilding and Construction Agreements between Stolt-Nielsen Transportation Group B.V. and Aker Yards Flørø AS

Signing Date	Hull No.	Delivery Date	Contract Price (NOK)
March 31, 2005	149	September 30, 2007	498,000,000
March 31, 2005	150	March 30, 2008	498,000,000
August 30, 2006	151	September 30, 2008	570,000,000
August 30, 2006	152	March 31, 2009	570,000,000
August 30, 2006	153	August 31, 2009	565,000,000
August 30, 2006	154	December 31, 2009	560,000,000

On March 31, 2005, Stolt-Nielsen S.A.’s wholly owned subsidiary Stolt-Nielsen Transportation Group B.V., entered into two separate agreements with Kleven Florø AS for the construction and sale of two parcel tankers. Kleven Florø AS was subsequently acquired by Aker Yards Florø AS. On August 30, 2006, Stolt-Nielsen Transportation Group B.V., entered into four separate agreements with Aker Yards Florø AS for the construction and sale of four parcel tankers. Other than the delivery dates and contract prices designated in the table above, there are no material differences between the terms of the agreements. The agreement for the sale of Builder’s Hull No. 151 is attached hereto as a form.

STANDARD FORM

SHIPBUILDING CONTRACT 2000

BETWEEN

AKER YARDS FLORØ AS

(AS “BUILDER”)

AND

STOLT-NIELSEN TRANSPORTATION GROUP B.V.

(AS “BUYER”)

FOR

ONE TCOP ss 43.000 tdw Vessel

BUILDER’S HULL NO: 151

Norwegian Shipowners Association	Norwegian Shipbuilders Sales &
Marketing Organization

Norwegian Shipbuilders Association

PREAMBLE

THIS CONTRACT is made this 30 day of August, 2006 by and between:

Aker Yards FlorØ AS,

a company organised and existing under the laws of Norway, having its principal office at Ole Åserudgt. 7, 6900 FlorØ, Norway,
(hereinafter called the “Builder”) and

Stolt-Nielsen Transportation Group B.V.,

a company organised and existing under the laws of the Netherlands, having its principal office at Westerlaan 5, 3016 CK Rotterdam, Harbour 190, The Netherlands,
(hereinafter called the “Buyer”),

WHEREBY

In consideration of the mutual covenants herein contained, the Builder agrees to design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder’s shipyard the “Vessel” as hereinafter described; and the Buyer agrees to purchase the “Vessel”, take delivery and pay for it;

all in accordance with the terms hereinafter set forth.

ARTICLE I	DEFINITIONS

In this CONTRACT the following words shall have the meaning set out hereinbelow:

“Banking Days”

days where banks are open for business in:
Norway and the country where the BUYER has its principal office and the country where the bank set out in Article III clause 3 is situated and the country of the currency set out in Article III clause 2

“Builder”	the company referred to as “Builder” in the preamble, inclusive of its servants and employees

“Buyer”	the company referred to as “Buyer” in the preamble, inclusive of its servants and employees

“Buyer’s Supplies”

any item, equipment, stores or services ordered directly by the Buyer from the manufacturer or supplier, which shall not be supplied and/or paid for by the Builder in accordance with the terms of the Contract

“Classification Society” or “Class”	the Classification Society referred to in Article II clause 3

“Contract”	this Standard Form Shipbuilding Contract with its Appendices and Exhibits including Specifications and Drawings, and any amendments thereto

“Contract Delivery Date”	the date set out in Article VIII clause 1.

“Contract Price”	the Original Contract Price, as adjusted in accordance with the terms of the Contract

“Date of Contract”	the date the contract is signed

“Delivery and Acceptance”	the physical delivery of the Vessel from the Builder to the Buyer

“Delivery Date”	Contract Delivery Date, as adjusted for Permissible Delay

“Drawings”	the plans and drawings listed in Appendix I hereto

“Flag State”	the State referred to in Article II clause 5

“Force Majeure”	any one or more of the events set out in Article IX clause 1

“Force Majeure Delay”	a delay caused by Force Majeure, which according to Article IX constitutes Permissible Delay

“Guarantee Period”

a period of 24 months from the Delivery and Acceptance of the Vessel for all workmanship performed by the Builder, and a period of 12 months from the Delivery and Acceptance of the Vessel for all workmanship performed by other than the Builder and for all other matters, or such other period as may be mutually agreed between the Buyer and the Builder

“Hull Yard”	the subcontracting yard(s) building large portions of the steel sections and/or major parts of the hull of the Vessel

“Maker’s List”	an agreed list of suppliers approved for delivery of equipment, machinery or services which shall be included in the Specifications

“Original Contract Price”	the price stipulated in Article III clause 1

“Permissible Delay”	all delays, inclusive of Force Majeure Delay, causing delay in delivery of the Vessel which according to the terms of the Contract permit postponement of the Delivery Date

“Refund Guarantees”

the refund guarantee(s) mutually agreed provided by the Builder to the Buyer from a bank or other financial institution satisfactory to the Buyer and the Builder, securing the repayment obligation of the Builder if the contract is lawfully cancelled

“Regulatory Bodies”

the relevant authorities imposing rules and regulations with which the construction and delivery of the Vessel must comply, which shall include the authorities of the Flag State together with other authorities set out in the Specifications

“Representative”	a person or persons authorised by the Buyer as set forth in Article V clause 2

“Specifications”	the specifications referred to in Appendix I hereto

“Subcontractor”

any person (not being a servant or employee of the Builder) or company, with whom the Builder has entered into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Vessel

“Vessel”	the vessel described in Article II.

“Working Day”	a day when work is normally performed in the country of the Builder’s yard as referred to in Article II clause 1

ARTICLE II                                                               THE VESSEL, DESCRIPTION AND CLASS

1.                         Description and Standard

The Vessel shall be built at the Builder’s yard at Florø, Norway, and shall have the Builder’s Hull No 151, and be designed, constructed, equipped, completed and delivered by the Builder in accordance with the provisions of the Contract, including

The P-722 Contract Specification Aker Yards Design Florø TCOPss 43000 rev. A dated 30.08.06 and Drawings: General Arrangement 0-6572 Rev A and Tank plan 0-6571 Rev A, attached to this Contract as Appendix 1.

In the event of inconsistency between this Standard Form Shipbuilding Contract and the Specifications and/or the Drawings, this Standard Form Shipbuilding Contract shall prevail. In the event of inconsistency between the Specifications and the Drawings, the Specifications shall prevail. In case of inconsistency between any of the Drawings, the later in date shall prevail.

The Vessel shall be designed and built in accordance with first class shipbuilding practice in Western Europe for new vessels of similar type and characteristics as the Vessel.

2.                         Main Dimensions and Characteristics.

Dimensions:
Overall length: abt. 182,72 m
Length between P.P.: abt. 175,22 m
Breadth moulded: abt. 32.20 m
Depth moulded: abt. 15,60 m

Cargo capacity:

The Vessel’s deadweight shall be minimum 43.000 tons (of 1000 kg each) on maximum draft (according to minimum freeboard) in saltwater (specific gravity 1.025). The specified deadweight shall include fuel, provisions, stores, freshwater, crew and passenger in addition to spare parts in excess of the requirements of Class. The stipulated deadweight shall be subject to the consequences any changes to the construction of the Vessel required by the IACS’ Common Structure Rules as set out in Article VI, clause 2 (d).

Cubic capacity:

The Vessel’s cubic capacity with stainless steel shall be abt. 26.345 cubic meter, and with mild steel zinc coated shall be abt. 19.005 cubic meter, and as otherwise set out in the Specification. The stipulated cubic capacity shall be subject to the consequences of any changes to the construction of the Vessel required by the IACS’ Common Structure Rules as set out in Article VI, clause 2 (d).

Propulsion machinery:

Type: MAN B&W 7 S50 MC-C or similar

Max. continuous power (SMCR): 11.060 kW at 127 revs/min.

Speed:

The Vessel’s average speed on a sea trial undertaken in both directions over a measured distance, with clean hull, in calm weather, wind and sea not exceeding Beaufort I and with draft T = 11,7 m shall be at least 15 knots at 8 100 kW transferred to propeller,,

Fuel consumption:

The fuel consumption of the main engine on test bed shall not exceed 169 grams per kW per hour (with a tolerance of 5%) when the engine develops 90% MCR, burning heavy oil fuel with an effective calorific value of at least 42.700 kJ. Per kilogram.

The further details of the above main particulars, as well as definitions and methods of measurements and calculation shall be as described in the Specification.

3.                         Classification, Rules and Regulations

The Vessel, including its machinery, equipment and outfittings shall be designed and constructed in accordance with the rules and regulations of Det norske Veritas (the Classification Society), with the following Class notation:

+ Al, Tanker for chemicals and oil products, ESP, EO, NAUT- OC, VCS-2, HL(1.85), SS, k.

The Vessel shall further comply with the applicable rules, regulations and requirements of the Regulatory Bodies. All such rules, regulations and requirements shall be complied with without conditions/recommendations.

All fees and charges incidental to and in respect of compliance with Class and the rules, regulation and requirements of the Class or Regulatory Bodies referred to above shall be for the account of the Builder.

4.                         Subcontracting

The hull and major sections thereof are to be built by the Builder at the Yard set out in Article II, clause 1, unless the Buyer consents otherwise, such consent not to be unreasonably withheld. Notwithstanding above, and subject to the Buyer’s approval of the subcontracting yard, such approval not to be unreasonably withheld, large portions of the steel sections and/or major parts of the hull (excluding all stainless steel cargo tanks) will be subcontracted to one or more eastern European yards (the Hull Yard). Save as aforesaid, the Builder may, at its sole discretion and responsibility, subcontract any portion of the construction of the Vessel. The Builder shall remain fully liable for the due performance of such work as if done by the Builder at the Builder’s yard.

Except as otherwise stipulated in the Specifications and the “Maker’s List” or agreed in writing, the Builder may, without interference from the Buyer, freely choose its Subcontractors, but the Builder shall in ample time notify the Buyer in writing before placing major orders for equipment or services with Subcontractors, and shall give reasonable consideration to Buyer’s request. Any opinions or requests made by the Buyer entail no alteration of the Builder’s obligation and liability under the Contract.

5.                         Certificates and Registration

The Builder shall provide, deliver and pay for all certificates necessary for the approval of the Vessel, as farther set out in the Contract, together with all documents reasonably required by the Buyer necessary for the registration of the Vessel in Cayman Island (Flag State). The Vessel shall be registered by the Buyer at its own cost and expense.

The Buyer shall have the right to request a change to the Flag State in accordance with the provisions of Article VI, Section 1.

ARTICLE III                    PRICE AND PAYMENT TERMS

1.                         Original Contract Price

The Original Contract Price is NOK 570.000.000 (Norwegian kroner five hundred and seventy million).

2.                         Currency

All payments by the Buyer to the Builder under the Contract shall be made in NOK. As soon possible, but not later than ten days, after effectiveness of the Contract as set out in Article XX all sums in the Contract expressed in NOK shall be converted to USD. The exchange rate to be applied to the conversion shall be agreed between the parties and shall be based on forward rate of exchange of NOK and USD that can be achieved by the Builder. The Builder shall be obliged to provide supporting documentation for such exchange rate, including time and date of quote. In the event the parties are unable to agree on the exchange rate, the Buyer shall have the option to request an additional quote from the Builder. If the Buyer is still not satisfied with the exchange rate proposed by the Builder, then all sums in the Contract (including Refund Guarantees) shall remain in NOK. If agreement is reached, then from the date of conversion, the Contract shall be a USD contract and all Refund Guarantees shall be in USD. The Buyer shall compensate the Builder for any increased costs and other negative effect of the Builder’s financing of the construction of the Vessel including the provision of Refund Guarantees resulting from such change of currency, provided always that the Buyer’s aggregate liability in this respect shall be limited to NOK 1.000.000.

3.                         Terms and Method of Payment

The Original Contract Price shall - subject to notices being given under this Article III clause 3, - be paid in instalments as follows:

(a)                  1st Instalment:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, shall be paid twenty (20) Banking Days after the effectiveness of Contact.

(b)                  2nd Instalment:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, shall be paid at the start of steel cutting at the Hull Yard but not before the date falling 6 (six) months after the Date of Contract.

(c)                   3rd Instalment:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, shall be paid at the start of steel cutting at the Builder’s yard but not before the date falling 10 (ten) months after the Date of Contract.

(d)                  4th Instalment:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, shall be paid at keel laying at the Builder’s yard but not before the date falling 12 (twelve) months after the Date of Contract.

(e)                   5th Instalment:

The sum of NOK 114.000.000 (Norwegian kroner one hundred and fourteen million), equalling 20% of the Original Contract Price, shall be paid on completion of 4.000 tons of steel sections (of minimum 50 tons each) at the Hull Yard but not before the date falling 15 (fifteen) months after the Date of Contract.

(f)                      6th Instalment:

The sum of NOK 114.000.000 (Norwegian kroner one hundred and fourteen million), equalling 20% of the Original Contract Price, shall be paid at the assembly of the aft section, mid section, and fore section of the hull of the Vessel but not before the date falling 20 (twenty) months after the Date of Contract.

(g)                  7th Instalment:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, shall be paid at launching of the Vessel.

(h)                  Instalment on Delivery and Acceptance:

The sum of NOK 57.000.000 (Norwegian kroner fifty seven million), equalling 10% of the Original Contract Price, plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall, subject to the other provisions of the Contract, be paid upon Delivery and Acceptance of the Vessel.

Prior to effectiveness of the Contract, the parties will seek to agree on a different payment schedule, providing for a lesser number of instalments without prejudicing the Builder’s cash flow or the net present value of the payment schedule to the Buyer.

The Builder shall have the right to propose to the Buyer minor alterations to the payment schedule set out above to align the payment schedule with the Builder’s production plan and cost schedule for the construction of the Vessel. Any such alteration or change shall be subject to the Buyer’s approval in its own discretion.

The Original Contract Price stated above is agreed on the assumption that the Builder is able to purchase stainless steel for the Vessel (limited to 1 690 tons) at a price of NOK 35 per kilogram (plates delivered at Builder’s yard). In the event that the purchase price for stainless steel for the Vessel is higher or lower than NOK 35 per kilogram, then the Original Contract Price shall be adjusted up or down by an amount equal to 100% of the aggregate difference in the price for the stainless steel for the Vessel.

The Original Contract Price stated above is agreed on the further assumption that the Builder is able to purchase mild steel for the Vessel (limited to 9 286 tons) at a price of NOK 6 per kilogram (delivered at Builder’s yard). In the event that the purchase price for mild steel for the Vessel is higher or lower than NOK 6 per kilogram, then the Original Contract

Price shall be adjusted up or down by an amount equal to 100% of the aggregate difference in the price for the mild steel for the Vessel.

The Builder shall execute reasonable effort to seek to purchase stainless steel and mild steel at favourable prices and shall on an ongoing basis notify the Buyer in writing of the prices quoted by the supplier(s) and of the latest date for purchase of steel (such date being three months prior to the scheduled start of steel cutting for the Vessel). The Buyer shall have the right to approve the time of purchase of steel provided that, unless the parties agree otherwise, the Builder shall have no obligation to place purchase orders outside the period between nine and three months before the scheduled start of steel cutting for the Vessel.

All instalments shall be remitted to the Builder’s bank in Norway, to an account specified by Builder.

The instalments under 3 (b) to 3(h) (both inclusive), shall under no circumstances fall due until 14 days from receipt of written notice from the Builder that such instalment is due. Notice of the instalment payable on Delivery and Acceptance shall include notice of adjustments, if any.

On Builder’s request, the Buyer shall provide to the Builder all information necessary to enable the Builder to reasonably satisfy himself that the Buyer has financial arrangements or resources to pay the instalments when due. In connection with the Builder’s construction financing of the Vessel and provision of Refund Guarantees, the Buyer shall provide to the Builder and to the Builder’s banks such statements, confirmations, approvals and other documents as may be reasonably required by the Builder or the Builder’s banks

The Buyer’s obligation to pay each of the instalments, excluding the instalment payable on Delivery and Acceptance, shall be subject to the Builder first providing the Buyer with refund guarantee(s) (the Refund Guarantees) from a bank or other financial institution satisfactory to the Buyer and the Builder (the wording being mutually agreed by the parties in their unfettered discretions), securing the repayment obligation of the Builder if the contract is lawfully cancelled.

The Builder may retain the Vessel until full payment has been made in accordance with the agreed payment terms. If the Builder is unable to present a final account at delivery, the Buyer may require the Vessel to be delivered in return for a bank guarantee or other security, satisfactory to the Builder, for the reasonably estimated balance owed to the Builder. Costs of such guarantee to be for Builder’s account.

In the event of any dispute concerning the payment on delivery of the Vessel, including the question of the Buyer’s right to offset any claim it may have, the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to, or is unable to, issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has been issued by a party pursuant to this sub-clause terminates automatically unless the other party has brought legal action pursuant to Article XIX below within 3 months from date of issue of the security. The costs of security shall be shared proportionately between the parties according to the final outcome of the dispute.

If on or before Delivery and Acceptance of the Vessel the Builder is declared bankrupt, proposes or enters into a fund or a formal composition arrangement or moratorium or otherwise proves to be in such financial position that it is likely to be unable during the Guarantee Period to perform its guarantee obligations, the Buyer may demand that the Builder shall provide satisfactory security for the performance by the Builder of such guarantee obligations, limited to 1% of the Original Contract Price, or failing such guarantee, the Buyer is entitled to deposit the equivalent amount in an escrow account in the joint name of the Builder and the Buyer and to deduct this amount from the instalment to be paid on Delivery and Acceptance.

Failure by the Buyer to pay on time any part of the Contract Price shall entitle the Builder to charge interest thereon in accordance with the Norwegian Act on Interest on Delayed Payment of 17.12.1976 no.100.

ARTICLE IV                   ADJUSTMENT OF CONTRACT PRICE – CANCELLATION BY THE BUYER

The Contract Price shall be subject to adjustments, as hereinafter set forth, in any of the events set out in this Article IV (it being understood by both parties that any reduction of Contract Price is by way of liquidated damages and not by way of penalty) and the Builder shall not in any way be responsible or liable for any other consequences by way of damages or otherwise as a consequence of any of the matters hereinafter set forth in this Article IV, except for the Buyer’s right to cancel in accordance with the provisions of the Contract.

1.                         Late Delivery

(a)                     If the delivery of the Vessel is delayed beyond the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

1st - 30th day	No reduction
31st - 90th day	100.000 NOK pr. day
91st - 180th day	160.000 NOK pr. day

The maximum reduction in the Contract Price for delayed delivery shall not exceed the total of the above liquidated damages for 180 days of delay.

(b)                    If the delay in delivery of the Vessel shall continue for a period in excess of 180 days after Delivery Date, the Buyer may at its option cancel the Contract.

Provided the Buyer has not sent notice of cancellation as provided for in Article XII hereof within 185 days of delay having elapsed after the Delivery Date the Builder may demand in writing that the Buyer shall make an election either to cancel the Contract, or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery; in which case the Buyer shall, within 15 days after such demand is received by Buyer, notify the Builder of its choice it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract.

(c)                     If the total accumulated delay of non Permissible Delay and of Force Majeure Delay, but excluding other Permissible Delay, amounts to 270 days or more, then in such event the Buyer may cancel the Contract. The Builder may, at any time thereafter, demand in writing that the Buyer shall make an election either to cancel the Contract or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery, in which case the Buyer shall, within 15 days after such demand is received by Buyer, notify the Builder of its choice; it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract.

(d)                    If it can be established beyond any reasonable doubt that the Vessel will be delayed for more than 180 days as per paragraph (b) above, or be delayed for more than 270 days as per paragraph (c) above, the Buyer shall have a right forthwith to cancel the Contract.

2.                         Speed deficiency

If the speed as stipulated in Article II clause 2 (as adjusted pursuant to Article II clause 3 and/or Article VI as the case may be) is not achieved, the Contract Price shall be reduced as follows:

(a)                     For each full tenth (1/10) knots reduction up to 2/10 knots no reduction shall be made.

(b)                    For each full tenth (1/10) knots reduction in the speed thereafter up to 6/10 knots reduction in the speed NOK 1.200.000,-.

The total reduction pursuant to this Article IV, clause 2 shall in any event not exceed NOK 4.800.000,-.

(c)                     If the deficiency in speed is more than 6/10 knots, the Buyer may cancel the Contract.

3.                         Deficiency in Fuel Consumption

If the fuel consumption on the test bed exceeds the figure stipulated in Article II by more than 5%, the Contract Price shall be reduced by NOK 300.000,- for each full gram/KW per hour by which the fuel consumption on the test bed exceeds the consumption (increased by 5%) stipulated in Article II, provided that such reduction shall never exceed NOK l.000.000,-.

If the fuel consumption on the test bed exceeds the figure stipulated in Article II by more than 10%, the Buyer may, at its option, (1) reject the main engine or (2) may accept the main engine at a reduction in the Contract Price of the Vessel corresponding to the maximum amount referred to above. If the Buyer rejects the main engine and the Builder as a consequence is unable to deliver the Vessel within the time referred to in Article IV clause 1, the Buyer may cancel the Contract.

4.                         Deficiency in Deadweight

If the deadweight (43.000 tons) stipulated in Article II, is not attained and the reduction exceeds 430 tons, the Contract Price shall be reduced by NOK 16.000,- for each ton of the reduction in excess of the said 430 tons, but always limited to a maximum of NOK 13.700.000,-. If the reduction in deadweight is more than 1.290 tons the Buyer may cancel the Contract.

5.                         Deficiency in Cubic capacity

If the cubic capacity (45.350,- m3 total) stipulated in the Contract with pertaining specifications is not attained, and the reduction exceeds 100m3, the Contract Price shall be reduced by NOK 12.000,- for each m3 of the reduction in excess of the said 100m3, up to a maximum of NOK 10.800.000,-.

In addition to the above if the cubic capacity in stainless steel (26.345,- m3 total) stipulated in the Contract with pertaining specifications is not attained, and the total reduction exceeds 100m3, the Contract Price shall be reduced by additional NOK 4.000,- for each m3 of the reduction in cubic capacity in stainless steel in excess of the said 100m3 up to a maximum of NOK 3.600.000,-.

If the total reduction in cubic capacity is more than 1000 m3, the Buyer may cancel this Contract.

*   *   *

If the Contract is cancelled pursuant to this Article IV, the instalments paid by the Buyer including interest shall be repaid forthwith in accordance with Article XII clause 1.

Insofar as items 1 to 5 inclusive above are not filled in, the provisions of Article X of the Contract shall apply.

If Article II clause 2 includes figures with the qualification “about”, such qualification shall be disregarded for the purposes of calculation of liquidated damages and the right of cancellation pursuant to this Article IV.

ARTICLE V                     APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.                         Approval of Plans and Drawings

As soon as possible after the Date of Contract the Builder shall put forward a proposed detailed building schedule, including a schedule for testing. The Buyer shall make its comment on the schedule as soon as possible and at the latest within 7 days. The schedules shall be issued by the Builder in writing not later than 30 days after the Date of Contract.

(a)                     In accordance with the construction schedule of the Vessel and provisions in the Specifications, the Builder shall submit to the Buyer 3 copies of the plans and drawings for its approval at the address set forth in Article XVII hereof. The Builder shall send a notice by telefax (or by such other electronic means as the parties may agree) to the Buyer giving the date of despatch of such plans and drawings, and the Buyer shall confirm receipt of such plans and drawings. The Buyer shall within 14 Working Days after receipt thereof, send to the Builder 1 copy of such plans and/or drawings with Buyer’s approval or comments (if any) written thereon. Such comments shall be as complete as possible.

(b)                    If Buyer’s comments on the plans and drawings are unclear or unspecified, the Builder may by fax notice to the Buyer request a clarification, and failure by the Buyer or its Representative to respond to this request within 3 Working Days of receipt of such notice shall entitle the Builder to place its own reasonable interpretation on such remarks, comments or amendments when implementing the same.

(c)                     If the Builder and the Buyer fail to agree whether such comments or remarks are of such a nature or extent as to constitute modification or change under Article VI hereof, the Builder shall nevertheless proceed with the construction based on the Buyer’s comments if so requested by the Buyer. If it is established by mutual agreement or by arbitration as per Article XIX, that the comments, remarks or amendments constitute a modification or change under Article VI, the Builder shall be entitled to an appropriate adjustment of the Contract Price, Delivery Date and/or the characteristics of the Vessel. Article VI clause 1, first paragraph to apply.

(d)                    In the event that the Buyer fails to return the plans and drawings to the Builder within the time limit specified in (a) above, the Builder shall by fax to the Buyer request the return of same within 3 days, failing which the Builder shall have the right to consider such plans and drawings as approved by the Buyer.

(e)                     The Buyer’s approval or non approval of drawings shall not affect any of the Builder’s obligations hereunder, including the Builder’s obligation to deliver the Vessel fully approved by the Regulatory Bodies, or the Builder’s responsibility under Article X hereof.

2.                         Appointment of Buyer’s Representative

The Buyer may send to and maintain at the Builder’s yard, at the Buyer’s own cost and expense, one or more representatives, of whom only one shall be duly authorised in writing by the Buyer (herein called the “Representative”) to act on behalf of the Buyer in attending the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and in any other matters for which he is specifically authorised by the Buyer. Unless otherwise advised by the Buyer in writing, the Representative shall have no general authority to change the Contract or to approve plans and drawings. The Representative shall, however, be authorised to sign Change Order Forms (Article VI clause 1) on behalf of Buyer, unless otherwise advised by Buyer in writing. The Representative shall have as many assistants as he may require, but any and all approvals must be given by the Representative and be in writing.

3.                         Inspection by Representative

The inspection of the Vessel, its machinery, equipment and outfittings shall be carried out by the Classification Society, Regulatory Bodies and the Representative and/or his assistants throughout the entire period of construction, in order to ensure that the Vessel is duly constructed in accordance with the Contract.

Whilst the Vessel is under construction and until Delivery and Acceptance, the Representative and his assistants shall during all working hours be given free access to the Vessel, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored in connection with the construction of the Vessel, including the yards, workshops and offices of the Builder and the Hull Yard.

The Representative and his assistants shall, during the construction of the Vessel, have the right to attend all tests, trials and inspections undertaken in respect of the Vessel, its machinery, equipment and outfittings. The Builder shall give reasonably notice in advance of any such tests and inspections to the Representative to enable him or any of his assistants to attend. Failure of the Representative or his assistant(s) to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present.

The Builder shall seek to arrange with its Subcontractors that the Representative or his assistants have a similar right of inspection and supervision in respect of the work performed by the Subcontractors.

In the event that the Representative discovers any design, construction or material or workmanship which in his opinion does not conform to the requirements of the Contract, the Representative shall as soon as possible advise the Builder of such non-conformity. Unless the Builder agrees to rectify the matter, a notice thereof (which may be included in minutes or meeting or similar) shall be given to the Builder.

Attendance at tests and inspection or non attendance at tests and inspection as described in this clause shall not affect any of the Builder’s obligation under the Contract.

4.                         Facilities

The Builder shall itself, and shall ensure that the Hull Yard shall, furnish the Representative and his assistant(s) with adequate office space, and such other reasonable facilities according to the Builder’s or such subcontractors’ practice including phone lines with broadband internet access at, or in the immediate vicinity of, the shipyard and the Hull Yard as may be necessary to enable them to effectively carry out their duties.

5.                         Representative - Division of Liability

The Representative and his assistant(s) shall at all times be deemed to be the employees of the Buyer and not of the Builder. The Builder shall be under no liability whatsoever to the Buyer, the Representative or his assistant(s), and the Buyer shall keep the Builder harmless, for personal injuries, including death, suffered during the time when the Representative or his assistant(s) are on the Vessel, or within the premises of either the Builder or its Subcontractors or are otherwise engaged in or about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by gross negligence of the Builder, or of any its employees or agents or Subcontractors. Nor shall the Builder be under any liability whatsoever to the Buyer, the Representative or his assistant(s) for damage to, or loss or destruction of property of the Representative or his assistant(s) unless such damage, loss or destruction is caused by gross negligence of the Builder, or any of its employees or agents or Subcontractors.

The Buyer, the Representative and his assistant(s) shall be under no liability whatsoever to the Builder, the Builder’s employees or Subcontractors, and the Builder shall keep the Buyer, the Representative or his assistant(s) harmless, for personal injuries, including death unless such personal injuries including death were caused by gross negligence of the Representative or his assistants. Nor shall the Buyer be under any liability whatsoever to the Builder, the Builder’s employees or Subcontractors for damage to, or loss or destruction of property of the Builder, its employees or Subcontractors unless such damage, loss or destruction were caused by gross negligence of the Representative or his assistant(s).

6.                         Responsibility of Buyer

The Buyer shall undertake and assure that the Representative and his assistants shall carry out their duties hereunder in accordance with normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance to the construction schedule of the Builder.

The Builder has the right to request the Buyer to replace the Representative or any of his assistants who is deemed by the Builder to be unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Buyer shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the Buyer considers that such Builder’s request is justified, the Buyer shall effect such replacement as soon as convenient.

ARTICLE VI                   MODIFICATIONS AND CHANGES

1.                         Modification of Specifications

The work to be performed by the Builder under the Contract can be modified or changed by request from the Buyer provided that such modifications or changes will not adversely affect the Builder’s other commitments, and provided further that the parties shall first agree to possible adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. Such agreement shall be effected either by way of exchanges of letters duly signed by authorised representatives of the parties, or by signed change order form, or by minutes of meeting or similar signed by authorised representatives of the parties, which shall constitute the necessary amendments to the Contract. Possible increase or decrease in the Contract Price shall be calculated in accordance with unit prices (inclusive of administration costs) or budget prices if such prices are available, otherwise as per the Builder’s customary price for such work.

Upon receipt by the Builder of a request from the Buyer for a modification or change as aforesaid, the Builder shall as soon as reasonably possible and at the latest within two weeks thereafter submit to the Buyer a proposal for adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. The parties shall then within one week thereafter seek to agree on possible adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change.

If modifications or changes are made without such written agreement as aforesaid, or if the Builder fails to notify the Buyer in writing without undue delay that there are modifications or changes which will require an increase in the Contract Price, delayed delivery, changes in the

Vessel’s characteristics or other changes in the Contract, the Builder will not be entitled to any increase in the Contract Price, adjustment of Delivery Date or other adjustments and the Contract will remain unchanged.

The Builder is entitled to make minor modifications or changes to the Specifications, if found necessary to suit the Builder’s local conditions or facilities, the availability of materials and equipment, the introduction of improvement methods or otherwise, provided that the Builder shall first obtain the Buyer’s approval, which shall not be unreasonably withheld or delayed.

2.                         Change in Rules and Regulations

If, after the Date of Contract, there are any changes in the rules, regulations and requirements (including official changed application of the rules) of Class or Regulatory Bodies, the following shall apply:

(a)                     The Builder shall as soon as possible notify the Buyer thereof, and the Builder shall be obliged - except as otherwise agreed - to carry out the required changes in accordance with the provisions set out below, provided always that any changes in such rules, regulations or requirements which are published on or before the Date of Contract, and which apply mandatory to the Vessel on or before the Contract Delivery Date shall not give to the Builder a right to claim any adjustments of the price, delivery date or other contract terms.

(b)                    If such change is or will be compulsory for the Vessel, the Builder shall incorporate such alteration or change into the construction of the Vessel, unless otherwise instructed by the Buyer. The parties shall endeavour to agree on such adjustments to the Contract as set out in clause 1 above, failing which, the changes to the Contract shall be decided by arbitration in accordance with Article XIX.

(c)                     If such change is not or will not be compulsory for the Vessel, but the Buyer nevertheless desires to incorporate such change, this shall be considered a change or modification, as provided for in clause 1 of this Article VI.

(d)                    The Builder shall comply with the requirements following from IACS Common Structure Rules and shall be entitled to adjustments to the Contract as set out in clause 1 above for the consequences thereof. The adjustment to the Contract Price shall be based on the Builder’s direct costs for purchasing of materials use of labour and engineering work (the engineering costs to be split between Vessel no. 151, 152, 153 and 154). The adjustment to the Contract Price related to use of labour shall be limited to an amount equivalent to USD 1 900 per ton for additional steel parts and USD 285 for increased thickness of steel.

3.                         Substitution of Materials

If any of the materials required by the Specifications or the Maker’s List cannot be procured in time or are in short supply, the Builder may, in order to maintain the Delivery Date and subject to the Buyer’s approval, which shall not unreasonably be withheld and which shall be provided without undue delay, supply other materials capable of meeting the requirements of the Classification Society or Regulatory Bodies. No extra charges shall be made to the Buyer and, except that any savings shall be credited to the Buyer, the Contract shall remain unaltered.

ARTICLE VII                  TEST AND TRIALS

1.                         Notice

The Builder shall before delivery, by not less than 7 days written notice to the Buyers, notify the time and place for the sea trial for the Vessel. The Buyer shall have its Representative onboard the Vessel to witness the sea trial. Failure by the Representative to attend at the sea trial without any valid reason despite a notice to the Buyer as aforesaid, shall be deemed to be a waiver by the Buyer of its right to be present.

The Builder may after due notice conduct the sea trial without the Representative of the Buyer being present, provided a representative of the Classification Society is present, and in such case the Buyer shall be obligated to accept the results of the sea trial on the basis of a certificate of the Builder confirmed by the Classification Society and/or Regulatory Bodies stating the results of the sea trial.

2.                         Weather Conditions

The sea trial shall be carried out under weather conditions as set out in the Specifications. Any delay in delivery caused by delay of the sea trial due to unfavourable weather conditions shall be considered Permissible Delay.

3.                         How conducted

The sea trial shall be carried out after all dock trials have been performed and in the presence of representatives from the Classification Society and / or Regulatory Bodies, and shall be conducted in the manner described in the Specifications, and shall be sufficient in scope and duration to enable all parties to verify and establish that all elements are functioning in accordance with the Contract. The Buyer shall be entitled to have up to 12 people on board the Vessel during the sea trials to monitor the same.

All expenses in connection with the sea trial shall be for the account of the Builder, including without limitation all necessary crew.

4.                         Method of Acceptance or Rejection

(a)                     Upon completion of the sea trial and when the trial results are available, and if the Builder considers the results thereof demonstrates that the Vessel conforms with the Contract, the Builder shall immediately give the Buyer a written notice of completion stating when the Vessel is ready for delivery. The Buyer shall within 48 consecutive hours after receipt of this notice and the test results notify the Builder in writing of its acceptance or rejection of the Vessel.

(b)                    If the results of the sea trial demonstrate that the Vessel or any part or equipment  thereof does not conform to the requirements of the Contract, or if the Buyer for other valid reasons rejects the Vessel, the Builder shall take all necessary steps to rectify such non-conformity. If necessary the Builder shall for its own account carry out a further sea trial in accordance with Article VII to ascertain that the Vessel complies with the terms of the Contract. Upon demonstration by the Builder that the deficiencies have been corrected, a notice thereof and of the readiness of the Vessel for delivery, shall be given to the Buyer, who shall then within 48 consecutive hours after receipt of such notice together with the new test results notify the Builder of its acceptance or rejection.

(c)                     If the Buyer for any reason rejects the Vessel, the Buyer shall in its notice of rejection give particulars of its reason therefore in such detail as can be reasonably required.

(d)                    The Buyer shall not be obliged to take delivery of the Vessel if it is not fully in conformity with the Contract, or if there are any conditions or recommendations imposed by the Classification Society and/or Regulatory Bodies. However, if the deficiencies or the conditions/recommendations are of minor importance and the Builder is unable to rectify the matter within a reasonable time, the Builder may nevertheless require the Buyer to take delivery of the Vessel, provided:

(i)                       the Builder undertakes for its own account to remedy the deficiency or fulfil the requirement as soon as possible, and

(ii)                    the Builder shall indemnify the Buyer for any loss incurred as a consequence thereof, including loss of time, and

(iii)                 the Builder provides security for the agreed anticipated costs of remedying the deficiencies or fulfil the requirements by permitting the Buyer at Delivery to pay such anticipated costs out of the instalment on Delivery and Acceptance into an escrow account to be held in the joint names of the parties pending completion of the remedying of the deficiencies and the fulfilment of the requirements.

(e)                     If the Builder disputes the rejection by the Buyer, the case shall be submitted for final decision by arbitration in accordance with Article XIX hereof.

5.                         Effect of Acceptance

Acceptance of the Vessel as provided above, shall be final and binding and shall preclude the Buyer from refusing formal delivery on basis of any alleged deficiency in any part or parts of the Vessel which were tested during the sea trial, provided all other procedural requirements for delivery have been met.

6.                         Disposition of Surplus Consumable Stores

Any fuel oil, unused lubricating oil, grease, fresh water or other consumable stores furnished by the Builder for the sea trial, remaining onboard the Vessel at the time of delivery shall be purchased by the Buyer from the Builder at the original net purchase price thereof (Builder to provide supporting invoices), and payment therefore shall be effected by the Buyer on Delivery and Acceptance of the Vessel.

ARTICLE VIII                 DELIVERY DATE AND DELIVERY

1.                         Time and Place

The Vessel shall be delivered at the Builder’s yard (see Article II) or in the vicinity thereof free and clear of all liens, claims, mortgages and other encumbrances in a clean and seaworthy condition, ready for service, on September 30, 2008 (the Contract Delivery Date), except that in the event of net delays in the construction of the Vessel or any performance required under the Contract due to causes which under the terms of the Contract permit postponement of the Delivery Date (Permissible Delay), the Delivery Date shall be postponed accordingly. Unless otherwise agreed, the Vessel shall not be delivered earlier than maximum 2 weeks prior to the Contract Delivery Date.

2.                         When and how effected

Provided that the Buyer has fulfilled all of its obligations under the Contract, delivery of the Vessel shall be effected forthwith upon acceptance thereof by the Buyer by the concurrent delivery by each of the parties hereto to the other of a Protocol of Delivery and Acceptance signed by each party. Both parties have the right to make reservations or notes in the Protocol, or in a separate document signed by the parties “for acknowledgement of receipt only”.

3.                         Documents to be delivered to the Buyer

Upon delivery and acceptance of the Vessel, the Builder shall provide and deliver to the Buyer at its expense the following documents, which shall accompany the Protocol of Delivery and Acceptance:

(a)                     Protocol of Trials made pursuant to the Specifications.

(b)                    Protocol of Inventory and Equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)                     Protocol of Surplus Consumable Stores referred to under Article VII hereof which are payable by the Buyer to the Builder.

(d)                    Drawings and Plans pertaining to the Vessel together with all necessary instruction manuals, as further stipulated in the Specifications.

(e)                     All Certificates including the Builder’s Certificate required to be furnished upon Delivery and Acceptance of the Vessel pursuant to the Contract and the Specifications. It is agreed that if, through no fault on the part of the Builder, the Classification Certificate and/or other required certificates are not available at the time of delivery, provisional certificates shall be accepted by the Buyer provided that the Builder at its expense shall furnish the Buyer with final certificates as promptly as possible. If final certificates are not provided or obtained within a reasonable time, the Builder shall compensate the Buyer for any damages, losses and extra expenses caused thereby.

(f)                       Declaration of Warranty by the Builder that the Vessel is free and clear of any liens, claims, charges, mortgages and other encumbrances.

(g)                    Commercial invoice

(h)                    Bill of Sale or other relevant document that certifies that the title of the Vessel passes to the Buyer.

(g)                    Any other document as may be required for the registration of the Vessel as may be reasonably advised by the Buyer from time to time prior to delivery.

4.                         Title and Risk

Title and risk of loss of or damage to the Vessel shall pass to the Buyer upon Delivery and Acceptance thereof by the Buyer.

5.                         Removal of Vessel

The Buyer shall take possession of the Vessel immediately upon Delivery and Acceptance thereof, and shall remove the Vessel from the premises of the Builder within three (3) days after the Delivery and Acceptance as aforesaid. If the Buyer does not remove the Vessel within the said period, the Buyer shall thereafter pay to the Builder reasonable mooring charges for the Vessel.

ARTICLE IX                   DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.                         Cause of Delay

(a)                     In case of Force Majeure Delay, the Delivery Date shall be postponed by the number of days corresponding to the net delay in delivery as set out below. It shall be considered a Force Majeure Delay if the Delivery and Acceptance of the Vessel is prevented or delayed as a consequence of extraordinary circumstances or events beyond the Builder’s control, such as:

Acts of God; acts of princes and rulers; requirements of government authorities; war or warlike condition, civil commotion or riots, mobilisation; sabotage; strike or lockout (except local labour disturbances at the Builder’s yard or at the Hull Yard)

quarantines; flood, typhoons, hurricanes, storms or other extraordinary weather conditions not included in normal planning; earthquakes, tidal waves, landslide; fires, explosions, collisions or stranding; import or export bans or restrictions; prolonged failure, shortage or restriction of electrical current, oil or gas;

and/or: any other extraordinary events beyond the control of the Builder;

and/or: by late delivery of major parts or of important performance by Subcontractor(s) where the cause of delay would have been recognised as Force Majeure Delay under this Article IX if it had affected the Builder, provided that the Builder has shown due diligence in its choice of Subcontractor and ensured a reasonable margin for delays, so that at the time of ordering same it could reasonably be expected by the Builder to be delivered in time;

and/or: delays in the Builder’s other commitments resulting from Force Majeure as herein described directly causing delay of the Builder’s performance hereunder;

Provided always:

that there shall be no Force Majeure Delay if such delay could reasonably have been foreseen or anticipated by the Builder on the Date of Contract, or that it could have been prevented or overcome by the exercise of due diligence by the Builder, its servants, employees or Subcontractors.

(b)                    The provisions under sub-clause (a) above apply whether or not the Force Majeure occurs after the Contract Delivery Date.

(c)                     The Builder is obliged to do its utmost to avoid or minimise the Force Majeure Delay.

(d)                    The Builder will use reasonably endeavours to agree with the Hull Yard, provisions which will entitle the Builder to cancel such subcontracts in case of force majeure situation after a period of delay which is shorter than the period set out in Article IV, Section 1(c).

2.                         Notice of delay

(a)                     Within 10 days after the Builder becomes aware or should have become aware of any cause of delay as aforesaid, on account of which the Builder will claim that it is entitled under the Contract to postpone the Delivery Date, the Builder shall notify the Buyer in writing or by telefax, confirmed by registered mail, of the date such cause of delay commenced. Likewise, within 10 days after the date such cause of delay ended, the Builder shall notify the Buyer in writing or by telefax, confirmed by registered mail, of the date when such cause of delay ended.

Failure by the Builder to give such notices as aforesaid shall prevent the Builder from subsequently claiming Force Majeure Delay on account of such circumstances.

(b)                    The Builder shall notify the Buyer of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable dispatch after it has been determined. Failure by the Buyer to object to the Builder’s claim for postponement of the Delivery Date within 10 days after receipt by the Buyer of such notice shall be deemed to be a waiver by the Buyer of its right to object to such postponement of the Delivery Date for the net delay caused by the Force Majeure event, provided always that the Builder’s information in respect of the cause of the delay and the consequences thereof were correctly stated in the notice.

3.        Permissible Delay

Delays on account of such causes as specified in this Article IX, Clause 1 and in Article VI hereof and any other delays caused by non fulfilment by the Buyer of the Buyer’s obligation hereunder or any other delays of a nature which under the terms of this Contract permit postponement or extension of the Delivery Date shall constitute Permissible Delay and shall extend the Delivery Date for any net delay caused thereby.

ARTICLE X                     WARRANTY OF QUALITY

1.        Extent of Builder’s responsibility

Save as provided for below, and provided always that the deficiencies have been rectified within a reasonable time, the Builder shall have no responsibility for defects or the consequences thereof (including loss of profit and loss of time) discovered after the Delivery and Acceptance of the Vessel.

2.        Guarantee

The Builder undertakes to repair and rectify at its own cost and expense and free of charge to the Buyer, any defects - including latent defects or deficiencies - concerning the Vessel or parts thereof, which are caused by faulty design, defective material and/or poor workmanship on the part of the Builder, its servants, employees or Subcontractors, but excluding defects arising after delivery due to normal wear and tear or improper handling of the Vessel or caused or aggravated by omission or improper use or maintenance of the Vessel on the part of the Buyer, its servants or agents and excluding Buyer’s Supplies.

The Builder’s liability as stated herein shall terminate if the defects as aforesaid have not been discovered within the Guarantee Period, unless otherwise provided for in the Contract.

Any such defects shall be notified to the Builder as soon as possible after discovery, and at the latest within 8 days after expiry of the Guarantee Period. Such notice shall include particulars of the deficiency in such detail as can reasonably be expected.

If defects could only be discovered on dry docking the vessel, notice of such defect(s) need not be tendered before the Vessel is in the dock, but must be tendered before the Vessel leaves the dry-dock.

The Guarantee Period will be extended in the following cases:

(a)                     After repair and rectification under this Article X has been carried out, there will be a further period of guarantee of 6 months for the repaired and rectified items. The further Guarantee Period shall, however, not be less than the original Guarantee Period for any such item. Such additional guarantee period will be granted on all remedial works notified by the Buyer to the Builder in the Guarantee Period, or any extension thereof. The Buyer shall, however, not be entitled to such additional guarantee for deficiencies caused by poor workmanship if the guarantee work has not been performed by the Builder or their Subcontractors.

(b)                    If as a result of guarantee works the Vessel has been lying idle in the Guarantee Period for an accumulated period of 30 days or more, the Guarantee Period shall be extended by the total number of days the Vessel has been lying idle, whether or not other work is carried out during such period.

3.        Rectification of Defects

If the Builder is liable for defects as aforesaid, its obligations shall be as follows:

(a)                     The Builder shall rectify the defect or cause the defect to be rectified at its own costs. Provided the defect is remedied within a reasonable time, the Builder shall have no other liability for any damage or loss caused as a consequence of the defect, except for repair or renewal of the Vessel’s part/parts that have been damaged as a direct and immediate consequence of the defect without any intermediate cause, and provided such part or parts can be considered to form a part of the same equipment or same system. The Builder shall in any event not be liable for any consequential losses as stated herein over and above NOK 1,500,000.

(b)                    The repairs, replacements and/or rectifications shall be made at the Builder’s yard.

However, the Buyer may, after having notified the Builder in writing, cause the necessary repairs, replacements and/or rectifications to be carried out elsewhere. In such case, the Builder shall at its own costs be entitled to forward necessary replacement parts or materials.

The Builder’s liability shall in such case be limited to pay the cost of repairs including travelling and forwarding expenses (unless paid by Subcontractors), but limited to the price of the work which the Builder would normally change at its yard.

In any case, the Builder shall co-operate with the Buyer to find proper solutions to rectify the deficiency.

(c)                     The Vessel shall in any case be taken at the Buyer’s cost and expense to the place elected for repair and modification, ready for such repairs and modifications. Docking expenses and access works being necessary for performance of the guarantee work shall be for the Builder’s account.

(d)                    The Builder shall have the ownership of replaced parts. The Buyer will return such parts to the Builder at Builder’s request and at Builder’s expense. If the Builder fails to present such request within a reasonable time, the Buyer has no responsibility for the replaced parts.

4.        Subcontractors’ Guarantees

The Builder shall - upon the Buyer’s request - assign to the Buyer any rights the Builder may have against any Subcontractors, including any right to pursue any claim under the relevant subcontract. This provision shall in no way alter or diminish the Builder’s obligations under the Contract.

The Builder shall endeavour to have provisions in the subcontracts whereby the Buyer may claim against the Subcontractor directly.

5.        Assignment

If the Buyer sells the Vessel during the Guarantee Period and wishes to assign its rights hereunder, such assignment shall be subject to the Builder’s consent, which shall not be unreasonably withheld or delayed.

6.        The Guarantee Engineer

The Builder shall have the right and the Buyer may require the Builder to appoint a Guarantee Engineer to serve onboard the Vessel for such portion of the guarantee period as the Builder or Buyer may decide. The Buyer and its employees shall provide the Guarantee Engineer with full co-operation in carrying out his duties. The Buyer shall accord the Guarantee Engineer treatment and accommodation comparable to the Vessel’s Chief Engineer, at no cost to the Builder. The Buyer shall pay to the Builder the same wages as a European Chief Engineer as compensation for part of the cost and charges to be borne by the Builder in connection with the Guarantee Engineer, and also direct expenses of repatriation by air to the Guarantee Engineer’s home country.

The Guarantee Engineer shall, at all times and in all respects, be deemed to be the employee of the Builder. The Buyer shall be under no liability whatsoever to the Builder or to the Guarantee Engineer for personal injuries, including death, suffered by the Guarantee Engineer during the time when he is on board the vessel, unless such personal injuries, including death, were caused by gross negligence of the Buyer, or of any of its employees or agents. Nor shall the Buyer be under any liability whatsoever to the Guarantee Engineer for damage to or loss or destruction of property of the Guarantee Engineer, unless such damage, loss or destruction is caused by gross negligence of the Buyer, or of any of its employees or agents. The Guarantee Engineer shall if requested sign a Letter of Indemnity required by the Buyer.

ARTICLE XI                   OWNERSHIP, RISK AND INSURANCE

1.        Ownership and Registration

The Buyer shall become the owner of the Vessel upon Delivery and Acceptance thereof.

The Builder may mortgage the Vessel and its materials (excluding Buyer’s Supply if possible) as security for the construction financing, including the provision of refund guarantee(s), for the Vessel. The Buyer shall if necessary give its consent for that purpose. Any such mortgage shall be cancelled and deleted from the relevant registry at the latest on Delivery and Acceptance.

Any materials, parts, machinery or equipment purchased by the Builder and appropriated for the Vessel which are not utilised for the Vessel shall remain the property of the Builder after Delivery and Acceptance of the Vessel.

If the Builder’s yard is in Norway, the Buyer may register the Contract and the Vessel under construction in accordance with the rules of the Norwegian Maritime Act with the Builder as title holder.

2.        Risk and Insurance

(a)                     Until Delivery and Acceptance, the Builder bears the risk of loss of or damage to the Vessel, materials, parts, machinery, boilers and equipment.

(b)                    The Builder will arrange and pay for building insurance (which shall include Buyers Supplies) with underwriters acceptable to the Buyer on customary “All Risk” terms. The insurance shall comprise necessary fire and transport insurance of material and equipment which the Builder procure from Subcontractors. Except as otherwise agreed the Builder is not obliged to insure the transport of Buyer’s Supplies.

The insured amount shall as a minimum cover the aggregate of the instalments paid by the Buyer pursuant to Article III from time to time together with interest thereon and the value of any Buyer’s Supplies.

By paying extra insurance premiums the Buyer may require that the building insurance is increased to cover the rebuilding value at any time. The Buyer shall receive copies of the policies.

(c)

(i)                       The insurance policies shall be taken out in the joint names of the Builder and the Buyer.

(ii)                    The Builder may collect direct from the insurance company any sums in respect of its own losses.

(iii)                 In the event of partial damage which is to be repaired and which is recoverable under the insurance policies, the Builder may collect advance instalments under the policy payable as the repair work progresses.

The proceeds recovered under the insurance policies shall be applied to repairs satisfactory to the Class and Regulatory Bodies, and the Buyer shall accept the Vessel under the Contract if completed thereafter in compliance with the Contract.

(iv)                If prior to its delivery the Vessel sustains such heavy damages that the Builder has no obligation to rebuild the Vessel, or if the parties and the insurance company agree on total / constructive / compromised total loss then the proceeds under the insurance shall be paid as follows:

(a)                     Subject to the rights of the Builder’s banks, including the provider(s) of refund or other guarantees, having mortgage over the Vessel, the Buyer will recover directly from the insurance company an amount equal to the instalments paid together with interests in accordance with the terms of the Contract.

Subject to the rights of the Builder’s banks, including the provider(s) of refund or other guarantees, having mortgage over the Vessel, the Buyer will further collect direct from the insurance company any extra proceeds recoverable under an insurance policy taken out for Buyer’s account in accordance with Article XI clause 2 (b) above.

Subject to the rights of the Builder’s banks, including the provider(s) of refund or other guarantees, having mortgage over the Vessel, the Buyer shall further collect payment for Buyer’s Supplies covered by the insurance policies.

(b)                    The remaining part of the insurance proceeds shall be paid to the Builder.

(c)                     The Builder shall for its own account insure the Vessel on terms that are normally used for insuring vessels under construction at Norwegian yards. This building insurance shall be maintained until the Vessel is delivered to and taken over by the Buyer.

(d)                    War risk insurance for the Vessel with accessories shall be taken out only at the request of the Buyer and for its account.

ARTICLE XII                  DEFAULT PROVISIONS

1.        Builder’s Default - Cancellation by Buyer

The payment of any sums under this Contract by the Buyer prior to delivery of the Vessel shall be by way of advances to the Builder. In the event that the Buyer shall exercise its right of cancelling the Contract under and pursuant to any of the provisions of the Contract specifically permitting the Buyer to do so, then the Buyer shall notify the Builder in writing or by telefax confirmed by registered mail, and such cancellation shall be effective as of the date notice thereof is received by the Builder.

Upon such cancellation the Builder shall promptly either accept the notice of cancellation, or declare its intention to dispute the same under the provisions of Article XIX hereof.

Upon cancellation the Builder shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of 3 months LIBOR + 2% (per cent) per annum from the date of payment to the date of refund. The Builder shall also return Buyer’s Supplies, or if they cannot be returned, the Builder shall pay to the Buyer an amount equal to the Buyer’s costs for such equipment.

Save for the Builder’s obligation to refund amounts as set out above, the Builder shall have no liability for any other loss suffered by the Buyer caused by a cancellation pursuant to this Article XII, clause 1, first paragraph.

2.        Buyer’s Default - Disputes regarding Payment

(a)                     If the Buyer fails to make payments provided for in Article IV clause 3 the Builder shall by written notice or by telefax confirmed by registered mail to the Buyer request payment of the unpaid amount. If the amount has not been paid within 7 Banking Days from receipt of such notice, the Builder may postpone the commencement of or stop the work on the Vessel and enforce payment of the claim, the net loss of time caused thereby being Permissible Delay under the Contract.

(b)                    If 21 days have elapsed from the receipt of the above notice without the Buyer having paid or provided acceptable security, the Builder may cancel the Contract.

In either case the Builder may claim compensation for losses caused thereby.

Notwithstanding the above, if there is a dispute in respect of the Buyer’s payment obligation, the Builder has no right to postpone the commencement or stop the work or cancel the Contract, if the Buyer provides security acceptable to the Builder for the disputed unpaid amount.

3.        Insolvency

If proceedings are commenced by or against the Buyer or Builder for winding up, dissolution or reorganisation (except in case of merger) or for the appointment of a receiver trustee or similar officer, or if bankruptcy is opened, the party who is not subject to such proceedings shall have the right to cancel this Contract.

Upon such cancellation, the Builder shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of 3 months LIBOR + 2% (per cent) per annum from the date of payment to the date of refund. The Builder shall also return Buyers Supplies, or if they cannot be returned, the Builder shall pay to the Buyer an amount equal to the Buyer’s costs for such equipment.

Save as for the Builder’s obligation to make refund as set out above, neither the Builder nor the Buyer shall have any liability for losses suffered by the other party caused by the cancellation pursuant to this Article XII, clause 3.

ARTICLE XIII                 ASSIGNMENT

Neither of the parties hereto shall assign the Contract to a third party unless prior consent of the other party is given in writing, such consent not to be unreasonably withheld.

The Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

Nothing in this Article XIII shall, however, prevent the Builder from assigning or pledging any amount receivable from the Buyer under the Contract as security for the construction financing of the Vessel and/or the refund guarantees.

ARTICLE XIV                TAXES AND DUTIES

1.        Taxes and Duties in the country of the Builder

The Builder shall bear and pay all taxes and duties imposed in the country of the Builder in connection with the execution and/or performance of the Contract, excluding any taxes and duties imposed in the country of the Builder upon the Buyer’s Supplies.

2.        Taxes and Duties outside the country of the Builder

The Buyer shall bear and pay all taxes and duties imposed outside the country of the Builder in connection with the execution and/or performance of the Contract, except for taxes and duties imposed upon those items to be procured by the Builder for construction of the Vessel.

ARTICLE XV                  PATENTS, TRADEMARKS, COPYRIGHTS

Machinery and equipment of the Vessel may bear the patent numbers, trademarks or trade names of the manufacturers.

The Builder shall defend and hold harmless the Buyer from patent, trade mark copyright or other intellectual property liability or claims of any nature or kind, including costs and expenses for, or on account of any intellectual property rights made or used in the performance of the Contract, or the Buyer’s use of the Vessel, and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by the Contract, and all such rights including the design of the Vessel are hereby expressly reserved to the true and lawful owners thereof.

The Builder’s warranty hereunder does not extend to the Buyer’s Supplies.

ARTICLE XVI                BUYER’S SUPPLIES

1.        Responsibility of Buyer

(a)                     The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the items to be furnished by the Buyer, as specified in the Specifications and as defined in Article I, at warehouse or other storage facility of the Builder in a proper condition ready for installation in or on the Vessel, in accordance with the time schedule designated and advised by the Builder to the Buyer.

(b)                    In order to facilitate installation by the Builder of the Buyer’s Supplies in or on the Vessel, the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by all applicable rules and regulations. If so reasonably requested by the Builder, the Buyer shall without any charge to the Builder, provided always that such installation is not Builder’s responsibility pursuant to the Specifications, cause the representatives of the manufacturers of the Buyer’s Supplies to assist the Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments at the Builder’s yard.

(c)                     Any and all of the Buyer’s Supplies shall be subject to the Builder’s reasonable right of rejection, when and if they are found to be unsuitable or in improper condition for installation.

(d)                    Should the Buyer fail to deliver any of the Buyer’s Supplies within the time designated, the Delivery Date shall be automatically extended for the period by which the failure actually caused a delay in the delivery of the Vessel.

(e)                     If delay in delivery of any of the Buyer’s Supplies exceeds thirty (30) days, then the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel as hereinabove provided, and the Buyer shall accept and take delivery of the Vessel so constructed, unless such delay is caused by Force Majeure in which case the provision Article XVI, 1(d) shall apply.

2.        Responsibility of Builder

The Builder shall be responsible for storing and handling with due diligence the Buyer’s Supplies after delivery thereof at the Builder’s yard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the Builder shall not be responsible for the quality, efficiency and/or performance of any of the Buyer’s Supplies.

ARTICLE XVII               NOTICES

1.        Address

Any and all notices and communications in connection with the Contract shall be addressed as follows:

To the Buyer:	Stolt-Nielsen Transportation Group B.V.
Westerlaan 5
3016 CK Rotterdam
Harbour 190
The Netherlands
att: Jens Lassen

	Telephone	+31 (0)10 2996666
	Telefax	+31 (0)10 2996664
	E-mail	jlassen@sntg.com

To the Builder:	Aker Yards Florø AS
Ole Åserudgt. 7
6900 Florø
Norway
Att: Gustav-Johan Nydal

	Telephone:	+ 47 57 74 68 00
	Telefax	+ 47 57 74 69 00
	E-mail	gustav.johan.nydal@akeryards.com

Or to such other person as may be notified in writing.

2.        Language

Any and all written notices and communications in connection with the Contract shall be in the English language.

ARTICLE XVIII              ENTIRE CONTRACT

The Contract contains the entire contract and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of the Contract.

ARTICLE XIX                GOVERNING LAW, DISPUTE AND ARBITRATION

1.        Governing Law

The parties hereto agree that the validity and interpretation of the Contract and of each Article and part thereof shall be governed by the laws of the Kingdom of Norway.

2.        Arbitration

Any dispute between the parties concerning the Contract shall be settled with final and binding effect for both parties by Arbitration in Oslo, Norway, in accordance with the Norwegian Arbitration Act of 14.05.2004 no. 25. The parties will jointly appoint three arbitrators of which at least one shall be a lawyer admitted to practice in Norway. If the parties fail to agree on the choice of arbitrators within 14 days from presentation by either party of a written demand for arbitration, each party shall appoint one arbitrator, and the two so appointed shall appoint a third arbitrator who shall act as the chairman of the arbitration panel. If a party fails to appoint an arbitrator within 14 days after he has been requested to do so by the other party, the Chief Justice of the Appeal Court in Oslo shall at the request of either party appoint the arbitrator(s). All arbitration proceedings shall be confidential.

ARTICLE XX                  EFFECTIVENESS

The effectiveness of this Contract shall be subject to the fulfilment of the following conditions:

1.                         Approval by the Board of Directors of the Builder and the Buyer. Each of the Parties shall confirm such board approval in writing within September 29, 2006 failing which this Contract shall become null and void without any liability between the parties.

The Contract with its Appendices and Exhibits has been drawn up in two identical originals, one for each party.

Rotterdam, 30, August 2006

/s/ Gustav Johan Nydal	/s/ Jens Lassen
GUSTAV JOHAN NYDAL	JENS LASSEN

Appendix I Specification and list of plans and drawings

Additional Articles/clauses: